REGENCY GP LLC

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is entered into as of April __, 2008 between Regency GP LLC, a Delaware limited liability company (the “Company”), and Dan A. Fleckman (“Officer”).

Recitals:

A. The Company is the general partner of Regency GP LP, a Delaware limited partnership (“General Partner”), which is the general partner of Regency Energy Partners LP (the “Partnership”).  In that capacity, the Company manages the business and affairs of the General Partner and, through the General Partner, the business and affairs of the Partnership and its subsidiaries.

B. As of the date hereof, Officer has been employed by the Company as an Executive Vice President and the Chief Legal Officer of the Company.

C. The Company acknowledges that Officer is a significant employee of the Company, possessing skills and knowledge instrumental to the successful conduct of the business and affairs of the Company, the General Partner, the Partnership and its subsidiaries (the “Partnership Group”).  The Company is willing to enter into a severance arrangement with Officer in order to better ensure itself of the continued services of Officer for itself and the Partnership Group and, in part, to induce Officer to continue to provide those services.

Now, therefore, for and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Termination of Employment.

(a) Right to Terminate.  Officer’s employment with the Company (including his position as an officer of the Company) and those Affiliates of the Company of which he is an officer shall be terminated upon the death or Disability (as defined in subsection (e)(2) of this Section) of Officer and may be terminated at any time and for any reason as a result of a dismissal or other action by the Company or as a result of a voluntary action by Officer.  Any such termination of employment with the Company and its Affiliates is referred to herein as a  “Termination of Employment.”    For purposes of this Agreement, the term “Affiliate” shall mean any entity required to be aggregated with the Company under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Notice of Termination.

(1) Any Termination of Employment that is the result of Officer’s Disability shall be communicated by the Company to Officer in a written notice thereof.  Such notice shall state that, in the opinion of the Board (as defined in subsection (e)(1) of this Section), Officer is suffering from a Disability and such Disability is the reason for the Termination of Employment.

(2) Any Termination of Employment that is the result of a dismissal or other action by the Company (but is not the result of Officer’s Disability) shall be communicated by the Company to Officer by a written notice thereof.  Such notice shall state whether or not (in the Company’s opinion) the Termination of Employment constitutes a Termination for Cause (as defined in subsection (e)(3) of this Section) and, if so, shall set forth in reasonable detail facts and circumstances constituting a basis for such Termination for Cause.

(3) Any Termination of Employment that is the result of a voluntary action by Officer shall be communicated by Officer to the Company by written notice thereof.  Such notice shall state whether or not (in Officer’s opinion) the Termination of Employment constitutes a Termination for Good Reason (as defined in subsection (e)(4) of this Section) and, if so, shall set forth in reasonable detail the facts and circumstances claimed as the basis for such Termination for Good Reason.  Such notice shall also specify the date of such Termination of Employment, which (if the Termination of Employment does not constitute a Termination for Good Reason) shall be not less than 30 days following the date such notice is received by the Company.

(c) Date of Termination of Employment.  For purposes of this Agreement, the date of a Termination of Employment shall be (1) if the Termination of Employment is the result of Officer’s death, the date of such death, (2) if the Termination of Employment is the result of Officer’s Disability, the date on which the notice described in subsection (b)(1) of this Section is received by Officer, (3) if the Termination of Employment is the result of a dismissal or other action by the Company (but is not the result of Officer’s Disability), the date on which the notice described in subsection (b)(2) of this Section is received by the Officer, and (4) if the Termination of Employment is the result of a voluntary action by Officer, the date specified in the notice described in subsection (b)(3) of this Section.

(d) Payments Due Upon Termination of Employment.  The Company shall make the following payments to Officer in the event of any Termination of Employment prior to the third anniversary of the date of this Agreement:

(1) Death, Disability, Termination for Cause or Not for Good Reason.  If the Termination of Employment is the result of (i) Officer’s death or Disability, (ii) a dismissal or other action by the Company and constitutes a Termination for Cause, or (iii) a voluntary action by Officer and does not constitute a Termination for Good Reason, then the Company shall pay to Officer (or his estate or personal representative) his accrued and unpaid base salary through and including the date of such Termination of Employment, which amount shall be paid in cash on the first normal base salary payment date immediately succeeding the date of such Termination  of Employment.

(2) Termination for Good Reason or Not for Cause.  If the Termination of Employment is the result of (i) a dismissal or other action by the Company (but is not the result of Officer’s Disability) and does not constitute a Termination for Cause or (ii) a voluntary action by Officer and constitutes a Termination for Good Reason, then the Company shall pay the following amounts to Officer:

(A) His accrued and unpaid base salary through and including the date of such Termination of Employment, which amount shall be paid in cash on the date of such Termination of Employment; and

(B) An amount equal to (x) $900,000 minus the sum of all base salary (measured before any deductions and withholdings) paid to Officer by the Company on and after the date of this Agreement through and including the Date of Termination (including amounts payable under Section 1(d)(2)(A) of this Agreement), which amount shall be paid in cash as set forth in the Release (as defined in subsection (d)(3) of this Section) and (y) the bonus received by or due to Officer with respect to the calendar year immediately preceding the calendar year in which Officer’s employment is terminated or, if no bonus for such calendar year was paid or is due to Officer for such year, the bonus that would otherwise become due and payable to Officer with respect to the calendar year in which Officer’s employment is terminated, calculated as if 100% of the target bonus as established for such calendar year would otherwise have become payable.  In addition, if Officer timely elects COBRA coverage following his Termination of Employment, the Company will pay a portion of the continuation coverage premium equal to the employer premium paid for active employees for similar coverage for a period of time following the date of Termination of Employment equal to eighteen (18) months less the time, if any, by which his employment by the Company exceeded eighteen (18) months at the date of Termination of Employment, but not longer than Officer’s COBRA continuation coverage.

(3) Release.  Notwithstanding the foregoing, Officer is entitled to receive the payments under Section 1(d)(2)(B) of this Agreement only in exchange for his execution and non-revocation (and lapse of time during which such revocation may occur) of a release in substantially the form as attached hereto as Exhibit A and acceptable to the Company (the “Release”).

(e) Certain Definitions.  As used in the Section and elsewhere in this Agreement, the following terms shall have the respective meanings indicated:

(1) “Board” shall mean the Board of Directors or comparable managing body of the Company.

(2) “Disability” shall mean, subject to the immediately succeeding sentence, Officer’s physical or mental impairment or incapacity of sufficient severity that, in the opinion of the Board, either (A) Officer is unable to continue to perform his duties and responsibilities as chief legal officer of the Company or (B) Officer’s condition entitles him to disability benefits under any benefit plan of the Company providing for the payment thereof.  To the extent that Section 409A of the Code is determined to apply to this Agreement and the term “Disability” must be conformed to the definition of disability under Section 409A of the Code in order to comply with the requirements of that Code section, the definition of the term “Disability” in the immediately preceding sentence shall be inoperative and such term shall mean that Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(3) “Termination for Cause” shall mean a Termination of Employment as a result of a dismissal or other action by the Company following (i) the misappropriation of funds or any act of common law fraud, theft, or embezzlement, (ii) habitual insobriety or substance abuse, (iii) the conviction or plea of nolo contendere, or any plea other than not guilty, of a felony or any crime involving moral turpitude, (iv) willful misconduct or gross negligence by Officer in the performance of his duties, the willful failure of Officer to perform a material function of Officer’s duties or material failure to comply with any lawful directive of the Board, (v) a material violation of the code of conduct of the Company and policy on workplace harassment, and (vi) becoming subject to an order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities law violation involving fraud.

(4) “Termination for Good Reason” shall mean a Termination of Employment as a result of voluntary action by Officer after (A) the assignment to Officer of any duties inconsistent in any material respect with Officer’s position (including status or title), authority, duties or responsibilities as the chief legal officer of the Company reporting directly to the chief executive officer of the Company, and excluding for this purpose (x) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Officer and (y) any diminution during any period of Officer’s incapacity or Disability, (B) any reduction in, or failure to timely pay, Officer’s annual base salary or (C) any termination or material reduction of a material benefit under any benefit plan of any member of the Partnership Group in which Officer participates unless (i) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to or upon such termination or reduction or (ii) benefits under such benefit plan are terminated or commensurately reduced with respect to all similarly situated members of management of the Company previously granted benefits thereunder.

2.  Miscellaneous Provisions.

(a) Mitigation.  Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Officer as the result of employment by another employer after the date of any Termination of Employment.

(b) Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any nationally recognized courier service, such as Federal Express, providing proof of delivery.  All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Officer:                                      Dan A. Fleckman
2046 Albans Road
Houston, Texas  77005

If to the Company:                                                Regency GP LLC
1700 Pacific Avenue
Suite 2900
Dallas, Texas 75201
Attn:  Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) Assignment.

(1) The rights and obligations of the Company pursuant to this Agreement may be assigned by the Company to any other person or entity without the express written consent of Officer, but if assigned to a person who is not an Affiliate, such assignment may only be in connection with a merger or consolidation of the Company or a sale of all or substantially all of its assets.

(2) The rights and obligations of Officer pursuant to this Agreement may not be assigned, in whole or in part, by Officer to any other person or entity without the express written consent of the Board.

(d) Successors.  This Agreement shall be binding on, and shall inure to the benefit of, the Company, Officer and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.

(e) Amendment and Waivers.  Except as hereinafter provided, no provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Officer and the Company.

(f) Complete Agreement.  The provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement; provided, however, that this subsection (f) shall not apply to any award made to Officer under or pursuant to the Company’s Long-Term Incentive Plan (“LTIP”).

(g) Governing Law.  THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF TEXAS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

(h) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

(i) Construction.  The captions of the Sections, subsections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement.  Unless otherwise specified, references in this Agreement to a “Section,” “subsection,” “paragraph,” “subparagraph” or “Exhibit” shall be considered to be references to the appropriate Section, subsection, paragraph, subparagraph or Exhibit, respectively, of this Agreement.  Unless the context otherwise requires, all words used in this Agreement in any gender shall include the masculine, feminine and neuter gender, all singular words shall include the plural and all plural words shall include the singular.  As used in this Agreement, the term “including” shall mean “including without limitation.”

(j) Validity and Severability.  If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never constituted a part of this Agreement and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

(k) Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(l) Effect of Agreement on Other Benefits.  The existence of this Agreement shall not prohibit or restrict Officer’s entitlement to full participation in all benefits under any compensation, equity (including the LTIP), indemnification, insurance, bonus, benefit, or welfare plan or program (collectively, the “Plans”) in which executives of the Company are entitled to participate in general, subject to discretion of the Board, the Compensation Committee or the chief executive officer in making grants of rights or benefits under such Plans where the Plans do not provide for automatic participation of Officer.

(m) Arbitration.  The Company and Officer agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”) arising out of this Agreement or Officer’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against Officer or that Officer may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the right of the Company or Officer to seek equitable relief, including injunctive relief and specific performance.  Claims covered by this agreement to arbitrate also include claims by Officer for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, religion or any other factor) and retaliation.  In the event of any breach of this Agreement by the Company or Officer, it is expressly agreed that notwithstanding any other provision of this Agreement, neither party shall be entitled to an award of special or consequential damages.  The Company and Officer agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated.  If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court.  The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted.  The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration.  The parties agree that the exclusive venue for arbitration will be in Dallas County, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas County, Texas, upon the written request of any party to this Agreement.  If an arbitration is actually conducted pursuant to this Section 2(m) and if permitted by law, the party in whose favor the arbitrator renders the award may, in the discretion of the arbitrator, also be awarded all costs and expenses actually incurred, including reasonable attorneys’ fees, expert witness fees, and costs.  Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce the rights hereunder.  THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM.

(n) Additional Parties.  The General Partner and the Partnership join in the execution of this Agreement in order to acknowledge the recitations in paragraph (C) of the Recitals and to guarantee payment of all amounts due to Officer upon a Termination of Employment as provided in this Agreement.

(SIGNATURE PAGE ATTACHED)

In witness whereof, the parties have executed this Agreement effective as of the date first written above.

REGENCY GP LLC, for itself and for each of the
General Partner and the Partnership

By:
Byron R. Kelly,
Chairman of the Board,
Chief Executive Officer and President

OFFICER:

Dan A. Fleckman

ATTACHMENT A

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (the “Release”) is entered into between Dan A. Fleckman (“Executive”) and Regency GP LLC, a Delaware limited liability company (the “Company”), and relates to that certain Severance Agreement dated April ___, 2008 (the “Severance Agreement”).

Definitions.

“Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, including Regency Energy Partners LP, a Delaware limited partnership (“Partnership”) and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended third-party beneficiary of this Release.

“Claims” means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction. This term includes, but is not limited to, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes, but is not limited to, any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by Executive, or on Executive’s behalf, in any lawsuit or other proceeding. This term includes, but is not limited to, any claims and rights arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq.; and any other federal, state or local law or regulation regarding employment or the termination of employment. This term also includes, but is not limited to, any and all rights, benefits or claims Executive may have under the Severance Agreement or under any severance, bonus, incentive compensation plan, program or agreement, other than any unit option agreement.

Consideration.  Executive agrees and acknowledges that Executive would not be entitled to the severance amount and benefits provided under the Severance Agreement if Executive did not agree and enter into this Release.

Release of Claims.

Executive, on behalf of himself and his heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally releases and forever discharges the Released Parties from, and waives, any and all Claims that Executive has or may have against any of the Released Parties arising from Executives’ employment with the Company or any Released Party, the termination thereof, and any other acts or omissions occurring on or before the date Executive signs this Release.

The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, and any other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (other than vested benefits under any employee benefit plan subject to ERISA); (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; and (viii) any other federal, state or local law.

Executive further understands and expressly agrees that the release in Section 3(a) includes the waiver of any and all Claims and rights Executive may have against any of the Released Parties under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or under any other law prohibiting age discrimination, arising prior to and  including the date of Executive’s execution of this Release.

In furtherance of this Release, Executive promises not to bring any Claims against any of the Released Parties in or before any court or arbitral authority or governmental agency.

Acknowledgment. Executive acknowledges that, by entering into this Release, the Company and the Released Parties do not admit to any wrongdoing in connection with Executive’s employment or termination, and that this Release is intended as a compromise of any Claims Executive has or may have against the Released Parties as of the date Executive signs this Release. Executive further acknowledges that Executive has carefully read this Release and understands its final and binding effect, he has had at least 45 days to consider it, he has had (and will continue to have) the opportunity to seek the advice of legal counsel of Executive’s choosing through the seven-day period following its execution, and he is entering this Release voluntarily.

Applicable Law. This Release shall be construed and interpreted pursuant to the laws of Texas without regard to any choice of law provisions thereof.

Severability. Each part, term, or provision of this Release is severable from the others. In the event that any provision of this Release, or the application thereof to any circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provision shall be fully severable; and this Release shall then be construed and enforced as if such invalid, illegal or unenforceable provision had not been contained in this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Release, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Timing. Executive may revoke this Release during the period ending seven days after Executive executes it; such revocation must be in writing and received by the Company’s Chief Executive Officer no later than the seventh day after Executive signs this Release; this Release will not become effective or enforceable, and that portion of the consideration set forth in Section 2 of this Release will not be paid, until the expiration of this seven-day period without Executive’s revocation, and Executive returns this Release to the Company’s President and Chief Executive Officer; and Executive’s acceptance of any of that portion of the consideration set forth in Section 2 of this Release after expiration of the seven-day period shall constitute Executive’s acknowledgment that Executive did not revoke this Release during the seven-day period.

Advice to Consult Counsel. The Company hereby advises Executive to consult with an attorney prior to executing this Release.

REGENCY GP LLC

By:
[___________________]

Dated:                      , 200[__]

EXECUTIVE

Dan A. Fleckman

Dated:                      , 200[__]